                                                                    EXHIBIT h-1.

                            ADMINISTRATION AGREEMENT

         This Agreement is made as of this 1st day of June, 2003, by and between Wasatch Funds, Inc. (the "Fund"), and Wasatch Advisors, Inc. (the
"Administrator").

         WHEREAS, the Fund is registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative services to such portfolios of the Fund as the Fund and the Administrator agree on, pursuant to the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator agree as follows:

         Article 1. Retention of the Administrator The Fund hereby retains the Administrator to act as the administrator with respect to the portfolios listed on Schedule A (the "Portfolios") and to furnish the Portfolios with the administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

         Article 2. Administrative Services. The Administrator shall perform, and subject to the approval of the Board of Directors of the Fund, shall have the authority to appoint and compensate from its resources one or more sub-administrators to perform administrative services in connection with the operation of the Portfolios; provided, however, that the compensation of such person or persons shall be paid by the Administrator and the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions. The Administrator, on behalf of the Fund, will investigate, assist in selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. Certain of the administrative services to be performed by the Administrator are listed on the attached Schedule B.

         The Administrator shall provide the Fund with regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Directors, the Administrator shall make reports to the Fund's Directors concerning the performance of its obligations hereunder.

         ARTICLE 3. Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

         (B) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

         ARTICLE 4. Compensation of the Administrator.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator compensation at an annual rate as specified in Schedule C. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Fund shall also reimburse the Administrator for reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of any sub-administrator appointed by the Administrator in connection with attendance at Board meetings, which are paid by the Administrator to the sub-administrator.

         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of the Administrator. As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. In any event, the Administrator's cumulative liability for each calendar year (a "Liability Period") with respect to the Fund under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by the Administrator with respect to the Fund and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. "Compensation Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator's liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2003 shall be the date of this Agreement through December 31, 2003 on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2004 and terminating on December 31, 2004 shall be January 1, 2004 through December 31, 2004.

         The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

         So long as the Administrator acts without willful misfeasance, bad faith or negligence, or reckless disregard of its obligations and duties hereunder, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration relationship to the Fund rendered to the Fund hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

         The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

         ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Fund are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a Shareholder or otherwise.

         ARTICLE 7. Term and Termination of this Agreement. This Agreement shall become effective on the date of its execution and shall remain in full force and effect unless either party terminates this Agreement upon at least sixty (60) days prior written notice to the other party. Such termination can be effected with or without cause and without the payment of any penalty. Termination of this Agreement with respect to a Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio. Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

         This Agreement shall not be assignable by either party without the written consent of the other party.

         ARTICLE 8. Amendments. This Agreement may be modified or amended from time to time by the mutual written agreement of the parties if such amendment, including any change to the delegation of administrative services contained in Schedule B, is specifically approved (i) by the vote of a majority of the Directors of the Fund, and (ii) by the vote of a majority of the

Directors of the Fund who are not parties to this Agreement or interested persons of any such party.

         ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

         ARTICLE 10. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission (the "SEC").

         ARTICLE 11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at c/o Venice F. Edwards, Secretary/Treasurer, Wasatch Funds, Inc., 150 Social Hall Avenue Suite 400, Salt Lake City, UT 84111 and to its legal counsel at, Michael J. Radmer, Esq., Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, MN 55402-1498; and if to the Administrator at c/o Angela Palmer, [title], Wasatch Advisors, Inc., 150 Social Hall Avenue Suite 400, Salt Lake City, UT 84111.

         ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Utah and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Utah, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

WASATCH FUNDS, INC.

By: /s/ Venice Edwards
    ------------------

Name: Venice Edwards

Title: Secretary/Treasurer

WASATCH ADVISORS, INC.

By: /s/ Jeff Cardon
    ------------------

Name: Jeff Cardon

Title: President, Wasatch Advisors

                                SCHEDULE A TO THE
                            ADMINISTRATION AGREEMENT
                            DATED AS OF JUNE 1, 2003
                                     BETWEEN
                               WASATCH FUNDS, INC.
                                       AND
                             WASATCH ADVISORS, INC.

                                 NAMES OF FUNDS

                            Wasatch Core Growth Fund

                    Wasatch Global Science & Technology Fund

                        Wasatch International Growth Fund

                          Wasatch Micro Cap Growth Fund

                          Wasatch Small Cap Value Fund

                            Wasatch Ultra Growth Fund

                          Wasatch Micro Cap Value Fund

                      Wasatch-Hoisington U.S. Treasury Fund

                                SCHEDULE B TO THE
                            ADMINISTRATION AGREEMENT
                            DATED AS OF JUNE 1, 2003
                                     BETWEEN
                               WASATCH FUNDS, INC.
                                       AND
                             WASATCH ADVISORS, INC.

                             ADMINISTRATIVE SERVICES

         Listed below are certain activities to be performed by the Administrator pursuant to the Agreement. The Administrator has appointed, pursuant to Article 2 of the Agreement, State Street Bank and Trust Company (the "Sub-Administrator") to perform certain of the administrative services listed below.

         1. The Sub-Administrator shall perform the following administrative services:

                  a. Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board;

                  b. Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act;

                  c. Prepare the Fund's federal, state and local income tax returns for review by the Fund's independent accountants and filing by the Fund's treasurer;

                  d. Review calculation of, and if appropriate, recommend changes to, Fund expense accruals. Submit for approval by officers of the Fund and arrange for payment of the Fund's expenses;

                  e. Prepare for review and approval by officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders;

                  f. Prepare for review by an officer of the Fund the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Forms N-SAR and N-CSR, and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

                  g. Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund's investment adviser, Administrator, custodian, legal counsel or independent accountants;

                  h. Coordinate the audit of the Fund's financial statements by the Fund's independent accountants, and make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

                  i. Make such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Board may reasonably request or deems appropriate;

                  j. Oversee and review calculations of fees paid to the Fund's investment adviser, Administrator, custodian and Transfer Agent;

                  k. Consult with the Fund's officers, Administrator, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Fund;

                  l. Refer to the Fund's officers or Transfer Agent, shareholder inquiries relating to the Fund. Respond to inquiries from the Fund's officers or Transfer Agent regarding shareholder inquiries relating to the Fund;

                  m. Provide periodic testing of portfolios to assist the Fund's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon;

                  n.       Maintain general corporate calendar;

                  o.       Maintain copies of the Fund's charter and by-laws;

                  p. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Fund's legal counsel);

                  q. Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Fund's investment policies, operations or structure; act as liaison to legal counsel to the Fund and, where applicable, to legal counsel to the Fund's independent Board members (responsibility for this item is shared with the Administrator; see item 2(c) below);

                  r. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, update the Administrator, the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate (responsibility for this item is shared with the Administrator; see item 2(d) below);

                  s. Develop or assist in developing guidelines and procedures to improve overall compliance by the Fund and its various agents (responsibility for this item is shared with the Administrator; see item 2(e) below);

                  t. Counsel and assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters;

                  u.       Prepare and disseminate vendor survey information;

                  v. Prepare and furnish performance information (including total return information and yield information), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations as may be reasonably requested by the Administrator;

                  w. Prepare for filing with the SEC amendments to the Fund's registration statement, including updating the Prospectus and Statement of Additional Information, where applicable (subject to review and comment by the Fund's legal counsel) (Sub-Administrator is primarily responsible for the SAI);

                  x. Prepare for filing with the SEC proxy statements; provide consultation on proxy solicitation matters (subject to review and comment by the Fund's legal counsel);

                  y. Prepare agenda and background materials for Board meetings, make presentations where appropriate, attend Board meetings, prepare minutes and follow-up on matters raised at Board meetings (subject to review and comment by the Fund's legal counsel); attend shareholder meetings and prepare minutes;

                  z. Prepare and file with the SEC Rule 24f-2 notices (subject to review and comment by the Fund's legal counsel); and

                  aa. Perform Blue Sky services (subject to review and comment by the Fund's legal counsel) pursuant to the specific instructions of the Administrator and as detailed in Schedule C of the Sub-Administration Agreement dated June 1, 2003 between Administrator and Sub-Administrator including (i) filing of Fund's Initial Notice Filings, as directed by the Administrator; (ii) filing of Fund's renewals and amendments as required; (iii) filing of amendments to the Fund's registration statement where required;
                           (iv) filing Fund sales reports where required; (v) payment at the expense of the Administrator of all Fund Notice Filing fees; (vi) filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;
                           (vii) filing of annual reports and proxy statements where required; and (viii) the performance of such additional services as the Sub-Administrator and the Administrator may agree upon in writing.

         2. The Administrator shall perform the following administrative services:

                  a. Arrange for printing and dissemination of the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders;

                  b. Review and provide assistance on shareholder communications;

                  c. Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Fund's investment policies, operations or structure; act as liaison to legal counsel to the Fund and, where applicable, to legal counsel to the Fund's independent Board members (responsibility for this item is shared with the Sub-Administrator; see item 1(q) above);

                  d. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, update the Administrator, the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate (responsibility for this item is shared with the Sub-Administrator; see item 1(r) above);

                  e. Develop or assist in developing guidelines and procedures to improve overall compliance by the Fund and its various agents (responsibility for this item is shared with the Sub-Administrator; see item 1(s) above);

                  f. Counsel and assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters (responsibility for this item is shared with the Sub-Administrator; see
                           Item 1(t) above);

                  g. Prepare for filing with the SEC amendments to the Fund's registration statement, including updating the Prospectus and Statement of Additional Information, where applicable (subject to review and comment by the Fund's legal counsel) (responsibility for this item is shared with the Sub-Administrator -
                           Administrator is primarily responsible for the prospectus and Sub-Administrator is primarily responsible for the SAI; see item 1(w) above);

                  h. Prepare for filing with the SEC proxy statements; primarily responsible for proxy solicitation matters (subject to review and comment by the Fund's legal counsel);

                  i. Assist Sub-Administrator to refer to the Fund's officers or Transfer Agent, shareholder inquiries relating to the Fund and assist Sub-Administrator to respond to inquiries from the Fund's officers or Transfer Agent regarding shareholder inquiries relating to the Fund (see item 1(l) listed above);

                  j. Assist Sub-Administrator to provide periodic testing of portfolios to assist the Fund's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon (see item 1(m) listed above);

                  k. Assist Sub-Administrator to prepare agenda and background materials for Board meetings, make presentations where appropriate; attend Board meetings; prepare minutes and follow-up on matters raised at Board meetings; attend shareholder meetings and prepare minutes (subject to review and comment by the Fund's legal counsel) (see item 1(y) above); and

                  l. Supervise and coordinate the work done by the Sub-Administrator and other Fund service providers, and provide, or arrange for the provision of, necessary Fund services not provided by other Fund service providers.